Exhibit 10.4

July 1, 2013

Daniel Coleman,

at the address

in the Schedule

Re:	Employment Agreement

Dear Daniel:

This letter agreement (“Agreement”) sets forth the terms of your employment with KCG Holdings, Inc., a Delaware corporation (the “Company”) and its affiliates (together, the “Group”).

1.	Terms Schedule

Some of the terms of your employment are in the attached schedule (your “Schedule”), which is part of this Agreement.

2.	Term of Your Employment

This Agreement is being entered into in connection with the Agreement and Plan of Merger, dated December 19, 2012 (the “Merger Agreement”), among GETCO Holding Company, LLC (“GETCO”); GA-GTCO, LLC; and Knight Capital Group, Inc. (“Knight”). Your employment under this Agreement will begin on the date the merger provided for in the Merger Agreement becomes effective and is scheduled to end as stated in your Schedule (your “Scheduled Term”). However, if the Merger Agreement or your employment with GETCO terminates for any reason before the merger becomes effective, all of the provisions of this Agreement will terminate and there will be no liability of any kind under this Agreement.

3.	Your Position, Performance and Other Activities

(a) Position. You will be employed in the position stated in your Schedule.

(b) Authority, Responsibilities, and Reporting. Your authority, responsibilities and reporting relationships will correspond to your position and will

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include any particular authority, responsibilities and reporting relationships consistent with your position that the Board of Directors of the Company (the “Board”) may assign to you from time to time.

(c) Performance. You will devote substantially all of your business time and attention to the Group and will use good faith efforts to discharge your responsibilities under this Agreement to the best of your ability. During your employment, you will not engage in any other business activity that conflicts with your duties and obligations to the Group.

4.	Your Compensation

(a) Salary. You will receive an annual base salary (your “Salary”). The starting amount of your Salary is in your Schedule. The Company will review your Salary consistent with its general practice for senior executives and may increase it at any time for any reason. However, your Salary may not be decreased at any time (including after any increase) other than as part of an across-the-board salary reduction that applies in the same manner to all senior executives, and any increase in your Salary will not reduce or limit any other obligation to you under this Agreement. Your Salary will be paid in accordance with the Company’s normal practices for senior executives. The term Salary as used in this Agreement shall refer to your Salary as it may be increased from time to time.

(b) Annual Incentive. Commencing with the 2013 fiscal year, you will be eligible to receive an annual incentive (your “Annual Incentive”) for each fiscal year of the Company ending during your employment. The amount of your Annual Incentive will be determined by the Company in accordance with your Schedule. A portion of your Annual Incentive will be paid in cash and the remaining portion will be settled in equity-based awards over the Company’s common stock (your “Annual Incentive Equity”), as determined by the Company in accordance with your Schedule. The vesting schedule and any other features of your Annual Incentive Equity will be determined by the Company in accordance with your Schedule. Except as provided in this Agreement, your Annual Incentive Equity will be subject to the terms of the Company equity plan under which it is granted and to the terms of any applicable award agreements. Your Annual Incentive will be paid or granted, as applicable, within two and one-half months after the end of the fiscal year to which it relates. Your Annual Incentive will be subject to the terms of the Company annual incentive plan under which it is awarded, any Group clawback or recoupment policy in effect from time to time that is triggered by the Company’s filing of restated financial statements with the Securities and Exchange Commission (a “Group Recoupment Policy”), and any other clawback or recoupment to the extent required by applicable law. You expressly agree to comply with any Group Recoupment Policy in all regards.

(c) Performance Options and Performance Stock Appreciation Rights. In addition to your Salary and Annual Incentive, on, or within five business days of, the date the merger provided for in the Merger Agreement becomes effective you will be granted options to purchase shares of the Company’s common stock (your “Performance Options”) and stock appreciation rights over shares of the Company’s

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common stock (your “Performance Stock Appreciation Rights”). The number of Performance Options and Performance Stock Appreciation Rights you will receive is in your Schedule. The exercise price, expiration date and vesting schedule for your Performance Options and Performance Stock Appreciation Rights are stated in your Schedule. Your Performance Options and Performance Stock Appreciation Rights also will have any other features stated in your Schedule. Except as provided in this Agreement, your Performance Options and Performance Stock Appreciation Rights will be subject to the terms of the Company equity plan under which they are granted and to the terms of the applicable award agreements.

5.	Your Benefits

(a) Employee Benefit Plans. During your employment, you will be entitled to participate in each of the Group’s employee benefit and welfare plans, including plans providing retirement benefits or medical, dental, hospitalization, life or disability insurance, or fringe benefits on a basis that is at least as favorable as that provided to other senior executives of the Company. For purposes of determining eligibility to participate in, and vesting under, any employee benefit or welfare plan, you will be credited fully for your service with any member of the “controlled group of corporations” of which GETCO was a member (other than with respect to any newly adopted plan of the Group for which past service credit is not granted to employees generally). Your service need not be counted or credited for purposes of benefit accrual under any defined benefit retirement plan, any Knight employee benefit and welfare plans that provide retiree welfare benefits or any Knight employee benefit and welfare plans that are frozen or provide grandfathered benefits, or to the extent such recognition would result in the duplication of benefits for the same period of service. In addition, the Group will waive any preexisting conditions, waiting periods and actively at-work requirements under any employee benefit or welfare plan and will cause them to honor, for purposes of any deductible, co-insurance or maximum out-of-pocket expenses provisions, any expenses incurred by you or your beneficiaries during the portion of the fiscal year before the date you commence participation in any such plan, to the extent such expenses were credited under any similar plans of GETCO.

(b) Vacation. You will be entitled to paid annual vacation on a basis that is at least as favorable as that provided to other senior executives of the Company.

(c) Business Expenses. You will be reimbursed for all reasonable business and entertainment expenses incurred by you in performing your responsibilities under this Agreement that are submitted in accordance with the Group’s policy.

(d) Indemnification; Advancement of Expenses. To the extent permitted by law and the Company’s bylaws, the Company will indemnify you against any actual or threatened action, suit or proceeding against you, whether civil, criminal, administrative or investigative, arising by reason of your status as a director, officer, employee and/or agent of the Group during your employment. In addition, to the extent permitted by law, the Company will advance or reimburse any expenses, including reasonable attorney’s fees, you incur in investigating and

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defending any actual or threatened action, suit or proceeding for which you may be entitled to indemnification under this Section 5(d). However, you agree to repay any expenses paid or reimbursed by the Company to the extent it is ultimately determined that you are not legally entitled to be indemnified by the Company. If the Company’s ability to make any payment contemplated by this Section 5(d) depends on an investigation or determination by the board of directors of any member of the Group, at your request the Company will use its best efforts to cause the investigation to be made (at the Company’s expense) and to have the relevant board reach a determination in good faith as soon as reasonably possible.

(e) Additional Benefits. During your employment, you will be provided any additional benefits stated in your Schedule.

6.	Termination of Your Employment

(a) No Reason Required. Neither you nor the Company is under any obligation to continue your employment beyond your Scheduled Term. In addition, you or the Company may terminate your employment early at any time for any reason, or for no reason, subject to compliance with this Section 6.

(b) Related Definitions.

(1) “Cause” means, subject to the provisions of your Schedule, a finding by the Board of any of the following:

(A) Your continued and willful failure to perform substantially your responsibilities to the Group under this Agreement, after demand for substantial performance has been given by the Board that specifically identifies how you have not substantially performed your responsibilities. Cause does not, however, include failure resulting from your incapacity due to mental or physical illness or injury or from any permitted leave required by law.

(B) You engage in illegal conduct, gross misconduct, or gross neglect, that in any case causes material financial or reputational harm to either the Group or the Company.

(C) Your conviction of, or plea of guilty or nolo contendere to, a felony, other than any felony with respect to which your involvement is limited to your position with the Group, you had no direct involvement and you had no actual knowledge of the actions underlying the felony until after they were taken.

(D) Your material breach of Sections 3(c), 7, 8(c), 8(d), 8(e) or 8(f). However, to the extent the breach is curable, the Company must give you notice and a reasonable opportunity to cure.

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(E) Your expulsion, or subjection to an order permanently or temporarily (more than 90 days) enjoining you, from the securities, investment management or investment banking business or your disqualification or bar from acting in the capacity contemplated by this Agreement by the Securities and Exchange Commission, the Financial Industry Regulatory Authority (the “FINRA”), any national securities exchange or any self-regulatory agency or governmental authority, in each case after you have exhausted all appeals or have admitted to such finding by consent, unless such expulsion, permanent injunction, disqualification or bar is due to your engagement in conduct with the recorded authorization of the Board or in good faith, reasonable reliance on the advice of the Company’s counsel.

(F) Your habitual abuse of narcotics or alcohol.

(G) Your fraud or material dishonesty in connection with the business of the Group.

(H) Your willful misappropriation of any of the Group’s funds or property.

The Company may place you on paid leave for up to 60 consecutive days while it is determining whether there is a basis to terminate your employment for Cause. This leave will not constitute Good Reason.

(2) “Good Reason” means, without your written consent, a material breach by the Company of this Agreement or any other material financial obligation to you. You must provide written notice to the Company of the existence of any event or condition that constitutes Good Reason within 90 days of its existence. Upon receipt of such notice, the Company shall have a period of 30 days during which it may remedy such event or condition that constitutes Good Reason (the “Cure Period”). Notwithstanding any other provision herein, your termination of employment shall not constitute a termination with Good Reason unless such termination occurs within 60 days following the last day of the Cure Period.

(3) “Disability” has the same meaning as that contained in the Group’s long-term disability policy that triggers eligibility for benefits.

(4) “Change in Control” shall have the meaning set forth in the Company’s Amended and Restated Equity Incentive Plan, as assumed by the Company on the date of the effectiveness of the merger provided for in the Merger Agreement.

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(c) With Good Reason or Without Cause. If, during your Scheduled Term, the Company terminates your employment without Cause or you terminate your employment with Good Reason:

(1) The Company will, within 30 days of the end of your employment, pay the following as of the end of your employment: (A) your unpaid Salary; (B) your Salary for any accrued but unused vacation; and (C) reimbursement of any business expenses submitted in accordance with the Group’s policy (together, your “Accrued Compensation”).

(2) The Company will pay your Earned Annual Incentive at the time such Earned Annual Incentive would otherwise have been paid had your employment not ended; provided, however, that it will be paid all in cash. Your “Earned Annual Incentive” means any earned but unpaid Annual Incentive for the fiscal year ending immediately before the end of your employment and, to the extent it has not been determined before the end of your employment, determined based on actual performance consistent with this Agreement and the Company annual incentive plan under which it was awarded.

(3) The Company will pay your Accrued Annual Incentive at the time such Accrued Annual Incentive would otherwise have been paid had your employment not ended; provided, however, that it will be paid all in cash. Your “Accrued Annual Incentive” means the Annual Incentive for the year of your termination based on the actual performance of the Company consistent with this Agreement and the Company annual incentive plan under which it was awarded and prorated for the number of days you worked for the Company during such year.

(4) The Company will pay your premiums for continued health coverage under “COBRA” during the one-year period following your termination (the “Benefits Continuation Period”); provided and to the extent that you are eligible for and timely and properly elect to receive such COBRA coverage; provided further, that in the event you cease COBRA coverage, the Company shall not be obligated to pay you any future installments of the Health Payment (as defined below); provided further, that if the Company’s making payments under this Section 6(c)(4) would violate the nondiscrimination rules applicable to non-grandfathered plans, or result in the imposition of penalties under the Patient Protection and Affordable Care Act of 2010 (“PPACA”) and related regulations and guidance promulgated thereunder, the parties agree to reform this provision in such manner as is necessary to comply with the PPACA. The Company shall pay you in advance an amount equal to three times the monthly premium amount payable by you for such COBRA coverage (the “Health Payment”), no later than the first date of the month following your date of termination and on the first business day of each of the third, sixth and ninth months thereafter. The Benefits Continuation Period shall be concurrent with and applied toward any coverage period required under COBRA.

(5) Subject to Section 6(h)(2), your Annual Incentive Equity will continue to vest on the vesting dates specified in the applicable award agreement (as if your employment had continued).

(6) You will be provided any additional benefits, and be subject to any additional terms, stated in your Schedule.

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(d) For Cause. If the Company terminates your employment for Cause: (1) the Company will pay your Accrued Compensation; (2) you will forfeit your Earned Annual Incentive; (3) you will forfeit your Accrued Annual Incentive; (4) you will forfeit any unexercised Performance Options (whether vested or unvested) and any unexercised Performance Stock Appreciation Rights (whether vested or unvested); and (5) you will forfeit any unvested Annual Incentive Equity.

(e) Without Good Reason. If, during your Scheduled Term, you terminate your employment without Good Reason: (1) the Company will pay your Accrued Compensation; (2) you will forfeit your Earned Annual Incentive; (3) you will forfeit your Accrued Annual Incentive; (4) you will forfeit any unvested Performance Options and any unvested Performance Stock Appreciation Rights; and (5) you will be provided any additional benefits, and be subject to any additional terms, stated in your Schedule.

(f) For Your Disability or Death. If, during your Scheduled Term, your employment terminates as a result of your death or Disability: (1) the Company will pay your Accrued Compensation; (2) the Company will pay your Earned Annual Incentive; (3) the Company will pay your Accrued Annual Incentive; (4) your Performance Options and Performance Stock Appreciation Rights will vest and become immediately exercisable and will remain exercisable until they expire (as if your employment had continued); and (5) your Annual Incentive Equity will vest and become immediately payable.

(g) Other Termination Benefits. You will be provided any other benefits, and be subject to any additional terms, stated in your Schedule.

(h) Conditions.

(1) Notwithstanding anything contained in this Agreement to the contrary, the Company will not be required to make the payments and provide the benefits stated in this Section 6 (other than the Accrued Compensation) unless you execute and deliver to the Company the Release of Claims in the form attached hereto as Attachment A (the “Release”). For the avoidance of doubt, the parties acknowledge that your right to elect COBRA coverage is not subject to your execution of a Release. The Release shall be provided to you no later than two days after your termination, and must be executed by you and become effective and not be revoked by you by the 55th day following your termination (the period following your termination until the Release becomes effective being the “Release Period”). Any payments or benefits in this Section 6 (other than the Accrued Compensation) that would have been paid or provided to you during the Release Period shall be paid or provided on the next regularly scheduled Company payroll date following the Release Period.

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(2) The Company will not be required to make the payments and provide the benefits stated in Section 6(c), (e) or (g) (other than the Accrued Compensation, the Earned Annual Incentive, the Accrued Annual Incentive and the Health Payments) unless you comply with Section 8(c) until the end of the “Non-Competition Period” and Section 8(d) until the end of the “Non-Solicitation Period,” in each case, as stated in your Schedule. If you fail to comply with Section 8(c) until the end of your Non-Competition Period or Section 8(d) until the end of your Non-Solicitation Period, other than any isolated, insubstantial and inadvertent failure that is not in bad faith, you will:

(A) forfeit all Performance Options (whether vested or unvested) and all Performance Stock Appreciation Rights (whether vested or unvested), in each case, that have not been exercised at the time of determination and all Annual Incentive Equity that have not vested at the time of determination; and

(B) pay to the Group the amount of all gain to you from the end of your employment through the time of determination from (A) the exercise of any Performance Options and Performance Stock Appreciation Rights, and (B) the vesting of any Annual Incentive Equity.

(3) To determine the amount you owe under Section 6(h)(2)(B):

(A) The value of the Company’s common stock on any date will be calculated using the average closing price of the Company’s common stock for the 20 full trading days ending on that date.

(B) Gain on the exercise of Performance Options and Performance Stock Appreciation Rights will be based on the value of the Company’s common stock on the date of exercise.

(C) Gain on the vesting of any Annual Incentive Equity will be based on the value of the Company’s common stock on the date of vesting.

(4) You will pay the Group under Section 6(h)(2) within 5 days of notice by the Company, and the date of notice will be the date of determination for purposes of this Section. You will pay the Group in cash. However, you may choose to deliver Company common stock (valued in accordance with Section 6(h)(3)) in partial or full satisfaction of your obligation. Your obligations under Section 6(h)(2) are full recourse obligations. The Company will have the right to offset your obligations under Section 6(h)(2) against any amounts otherwise owed to you by any member of the Group, including under this Agreement.

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7.	Proprietary Information

(a) Definition. “Proprietary Information” means confidential or proprietary information, knowledge or data concerning the Group’s businesses, strategies, operations, financial affairs, organizational matters, personnel matters, budgets, business plans, marketing plans, studies, policies, procedures, products, ideas, processes, software systems, trade secrets and technical know-how. However, Proprietary Information does not include information (1) that was or becomes generally available to you on a non-confidential basis, if the source of this information was not reasonably known to you to be bound by a duty of confidentiality, (2) that was or becomes generally available to the public, other than as a result of a disclosure by you, directly or indirectly, that is not authorized by the Company or (3) that you can establish was independently developed by you without reference to any Proprietary Information.

(b) Use and Disclosure. You will obtain or create Proprietary Information in the course of your involvement in the Group’s activities and may already have Proprietary Information. You agree that the Proprietary Information is the exclusive property of the Group, and that, during your employment, you will use and disclose Proprietary Information only for the Group’s benefit and in accordance with any restrictions placed on its use or disclosure by the Group. After your employment, you will not use or disclose any Proprietary Information. In addition, nothing in this Agreement will operate to weaken or waive any rights the Group may have under statutory or common law to the protection of trade secrets, confidential business information and other confidential information.

(c) Return of Proprietary Information. When your employment terminates, you agree to return to the Group all Proprietary Information, including all notes, mailing lists and computer files that contain any Proprietary Information. However, notwithstanding anything to the contrary, you will be permitted to retain copies of documents relating to your personal entitlements, benefits, obligations and tax liabilities. You agree to do anything reasonably requested by the Group in furtherance of perfecting the Group’s possession of, and title to, any Proprietary Information that was at any time in your possession.

(d) Limitations. Nothing in this Agreement prohibits you from providing truthful testimony concerning the Group to governmental, regulatory or self-regulatory authorities, or from disclosing Proprietary Information (1) to the extent necessary to comply with any law, subpoena or other professional or governmental order; provided, however, that you have first provided the Group with the opportunity to defend the necessity of such disclosure, (2) in any arbitration or proceeding to the extent necessary to defend or enforce your rights under this Agreement or (3) in confidence to an attorney or other professional for the purpose of obtaining professional advice. Also the parties (and their respective employees, representatives and agents) may disclose to any and all persons, without any limitation of any kind, the tax treatment and tax structure of this Agreement and all materials of any kind (including opinions and other tax analysis) that are provided to either party related to such tax treatment and structure.

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8.	Ongoing Restrictions on Your Activities

(a) General Effect. This Section 8 applies during your employment and for some time after your employment ends. This Section uses the following defined terms:

“Competitive Enterprise” means any business enterprise that either (1) engages in the business of providing a Conflicting Product or Service or Conflicting Intellectual Property anywhere in the United States, Europe or Asia or (2) holds a 5% or greater equity, voting or profit participation interest in any enterprise that engages in such a competitive activity.

“Conflicting Product or Service or Conflicting Intellectual Property” means a product, service and/or intellectual property (or related service) that is the same or similar in function or purpose to a Group product, service or intellectual property (or related service) sold, used, provided to, performed for or employed by the Group, such that it would replace, modify or compete with: (1) a product and/or service the Group provides to, or performs for, its customers or is used, provided to or performed for Group internal purposes; (2) intellectual property (or related service) developed, used, provided to or performed for the Group in its activities (including, but not limited to, trading strategies, models, algorithms, trading hardware and software) or as part of its IT design or infrastructure; or (3) a product, service or intellectual property (or related service) that is under development or planning by the Group but not yet provided to or performed for customers or used, provided to or performed for internal purposes and regarding which you were provided Proprietary Information in the course of your employment.

“Solicit” means any direct or indirect communication of any kind, regardless of who initiates it, that in any way invites, advises, encourages or requests any person to take or refrain from taking any action.

(b) Your Importance to the Group and the Effect of this Section 8. You acknowledge that:

(1) In the course of your involvement in the Group’s activities, you will have access to Proprietary Information and the Group’s client base and will profit from the goodwill associated with the Group. On the other hand, in view of your access to Proprietary Information and your importance to the Group, if you compete with the Group for some time after your employment, the Group will likely suffer significant harm. This Agreement provides you with substantial additional benefits over your prior arrangements with GETCO. In return for the benefits you will receive from the Group and to induce the Company to enter into this Agreement, and in light of the potential harm you could cause the Group, you agree to the provisions of this Section 8. The Company would not have entered into this Agreement if you did not agree to this Section 8.

(2) This Section 8 limits your ability to earn a livelihood in a Competitive Enterprise. You acknowledge, however, that complying with this Section 8 will not result in severe economic hardship for you or your family.

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(c) Non-Competition. Except as stated in your Schedule, from the date hereof until the end of your Non-Competition Period, you will not directly or indirectly:

(1) hold a 5% or greater equity, voting or profit participation interest in a Competitive Enterprise; or

(2) associate (including as a director, officer, employee, partner, consultant, agent or advisor) with a Competitive Enterprise and in connection with your association engage, or directly or indirectly manage or supervise personnel engaged, in any activity:

(A) that is substantially related to any activity that you were engaged in,

(B) that is substantially related to any activity for which you had direct or indirect managerial or supervisory responsibility, or

(C) that calls for the application of specialized knowledge or skills substantially related to those used by you in your activities;

in each case, for the Group at any time during the year before the end of your employment (or, if earlier, the year before the date of determination).

(d) Non-Solicitation of Group Employees. From the date hereof until the end of your Non-Solicitation Period, you will not attempt to Solicit anyone who is then an employee of the Group (or who was an employee of the Group within the prior six months (other than any such employees who were terminated without cause by the Group)) to resign from the Group or to apply for or accept employment with any Competitive Enterprise.

(e) Notice to New Employers; Response from Company. Before you accept employment with any other person or entity while any of Section 8(c) or (d) is in effect, you will provide the prospective employer with written notice of the provisions of this Section 8. You will also deliver a copy of such notice to the Group before you commence such employment. The Company will respond, as soon as reasonably practicable, to any request you have regarding a determination as to whether any contemplated action by you would constitute a breach of this Section 8.

(f) No Public Statements or Disparagement. You agree that you will not make any public statement regarding your employment or the termination of your employment (for whatever reason) that are not agreed to by the Group. You agree that you will not make any public statement that would libel, slander or disparage any member of the Group or any of their respective past or present officers, directors, employees or agents. This Section 8(f) is subject to Section 7(d).

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9.	Future Cooperation

You agree that upon the Company’s reasonable request following your termination of employment, you will use reasonable efforts to assist and cooperate with the Company in connection with the defense or prosecution of any claim that may be made against or by the Group arising out of events occurring during your employment, or in connection with any ongoing or future investigation or dispute or claim of any kind involving the Group, including any proceeding before any arbitral, administrative, regulatory, self-regulatory, judicial, legislative, or other body or agency. You will be entitled to prompt reimbursement for reasonable out-of-pocket expenses (including travel expenses) incurred in connection with providing such assistance.

10.	Key Man Insurance

While you are employed by the Company, the Company may at any time effect insurance on your life and/or health in such amounts and in such form as the Company may in its sole discretion decide. Except as provided under the applicable terms of a policy or other arrangement, you will not have any interest in such insurance, but shall, if the Company requests, submit to such medical examinations, supply such information and execute such documents as may be required in connection with, or so as to enable the Company to effect, such insurance.

11.	Sections 280G and 409A of the Code

(a) Contingent Cutback.

(1) If the aggregate of all amounts and benefits due to you (or your beneficiaries), under this Agreement or any other plan, program, agreement or arrangement of the Group (or any payments, benefits or entitlements by or on behalf of any person or entity that effectuates a related transaction) (collectively, “Change in Control Benefits”), would cause you to have “parachute payments” as such term is defined in and under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and would result in the imposition of excise taxes pursuant to Section 4999 of the Code (the “Parachute Tax”), the Company will reduce such payments and benefits so that the Parachute Value of all Change in Control Benefits, in the aggregate, equals the Safe Harbor Amount minus $1,000.00, but only if, by reason of such reduction, the Net After-Tax Benefit shall exceed the Net After-Tax Benefit if such reduction were not made (the “Required Reduction”). The determinations with respect to this Section 11(a)(1) shall be made by an

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independent public accounting firm (the “Auditor”) paid by the Company. The Auditor shall be a nationally-recognized United States public accounting firm chosen, and paid for, by the Company and approved by you (which approval shall not be unreasonably withheld or delayed). Notwithstanding any provision to the contrary in this Agreement or in any other applicable agreement or plan, any reduction in payments required under this Section 11(a)(1) shall be implemented as follows: first, by reducing any payments to be made to you under Sections 6(c)(4) and 6(c)(5); second, by reducing any other cash payments to be made to you; third, by cancelling any outstanding equity-based compensation awards that are subject to performance vesting (“Performance-Based Equity”) for which the performance goals have not been met as of the event giving rise to the Change in Control Benefit; and fourth, by cancelling the acceleration of vesting of (i) any of your outstanding Performance-Based Equity for which the performance goals were met as of the event giving rise to the Change in Control Benefit, and (ii) any of your outstanding equity awards not subject to performance vesting. In the case of the reductions to be made pursuant to each of the above mentioned clauses, the payment and/or benefit amounts to be reduced, and the acceleration of vesting to be cancelled, shall be reduced or cancelled in the inverse order of their originally scheduled dates of payment or vesting, as applicable, and shall be so reduced (x) only to the extent that the payment and/or benefit otherwise to be paid, or the vesting of the award that otherwise would be accelerated, would be treated as a “parachute payment” within the meaning section 280G(b)(2)(A) of the Code, and (y) only to the extent necessary to achieve the Required Reduction.

(2) It is possible that after the determinations and selections made pursuant to Section 11(a)(1) you will receive Change in Control Benefits that are, in the aggregate, either more or less than the limitations provided in Section 11(a)(1) above (hereafter referred to as an “Excess Payment” or “Underpayment”, respectively). If it is established, pursuant to a final determination of a court or an Internal Revenue Service proceeding that has been finally and conclusively resolved, that an Excess Payment has been made, then you shall refund the Excess Payment to the Company promptly on demand, together with an additional payment in an amount equal to the product obtained by multiplying the Excess Payment times the applicable annual federal rate (as determined in and under Section 1274 (d) of the Code), or such higher rate as is necessary to ensure that the Change in Control Benefits are less than the Safe Harbor Amount, times a fraction whose numerator is the number of days elapsed from the date of your receipt of such Excess Payment through the date of such refund and whose denominator is 365. In the event that it is determined (x) by arbitration under Section 14 below, (y) by a court of competent jurisdiction, or (z) by the Auditor upon request by you or the Company, that an Underpayment has occurred, the Company shall pay an amount equal to the Underpayment to you within 10 days of such determination together with an additional payment in an amount equal to the product obtained by multiplying the Underpayment times the applicable annual federal rate (as determined in and under Section

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1274(d) of the Code) times a fraction whose numerator is the number of days elapsed from the date of the Underpayment through the date of such payment and whose denominator is 365.

(3) All determinations made by the Auditor under Section 11(a)(1) shall be binding upon the Company and you and shall be made as soon as reasonably practicable following the event giving rise to the Change in Control Benefits, or such later date on which a Change in Control Benefit has been paid or a request under clause (z) of Section 11(a)(2) has been made.

(4) Definitions. The following terms shall have the following meanings for purposes of this Section 11(a).

(A) “Net After-Tax Benefit” means the present value (as determined in accordance with Section 280G(d)(4) of the Code) of the Change in Control Benefits net of all taxes imposed on you with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to your taxable income for the immediately preceding taxable year, or such other rate(s) as you certify as likely to apply to you in the relevant tax year(s).

(B) “Parachute Value” of a Change in Control Benefit shall mean the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Change in Control Benefit that constitutes a “parachute payment” under Section 280G(b)(2) of the Code and its implementing regulations, as determined by the Auditor for purposes of determining whether and to what extent the Parachute Tax will apply to such Change in Control Benefit.

(C) The “Safe Harbor Amount” means 2.99 times your “base amount,” within the meaning of Section 280G(b)(3) of the Code and its implementing regulations.

(b) This Agreement is intended to comply with Section 409A of the Code (“Section 409A”) to the extent it is subject thereto, and the Agreement shall be interpreted on a basis consistent with such intent. If and to the extent that any payment or benefit under this Agreement, or any plan, award agreement or arrangement of the Group, constitutes “non-qualified deferred compensation” subject to Section 409A, such payments and benefits may only be made or satisfied under this Agreement upon an event and in a manner permitted by Section 409A. Each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of Section 409A to the extent Section 409A is relevant to such payments. The Health Payments are intended to qualify for the exception from deferred compensation as a medical benefit provided in accordance with the requirements of Treas. Reg. §1.409A-1(b)(9)(v)(B).

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(c) Notwithstanding anything in this Agreement to the contrary, if you are considered a “specified employee” for purposes of Section 409A, (1) if payment of any amounts under this Agreement is required to be delayed for a period of six months after separation from service pursuant to Section 409A, payment of such amounts shall be delayed as required by Section 409A, and the accumulated amounts and interest on such amounts (calculated based on the Applicable Federal Rate in effect on the date of termination) shall, subject to Section 6(h), be paid in a lump sum payment within fifteen days after the end of the six-month period and (2) in the event any Annual Incentive Equity or other equity-based awards held by you that vest upon termination of your employment constitute “non-qualified deferred compensation” subject to Section 409A, the delivery of shares or cash (as applicable) in settlement of such awards shall be made on the earliest permissible payment date (including the date that is six months after separation from service pursuant to Section 409A) or event under Section 409A on which the shares or cash would otherwise be delivered or paid. If you die during the postponement period prior to the payment of any amounts or benefits or delivery of shares, the amounts and entitlements delayed on account of Section 409A shall be paid or provided to the personal representative of your estate within 60 days after the date of your death.

(d) All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under Section 409A. In no event may you, directly or indirectly, designate the calendar year of a payment. Any payments and/or equity-based awards which constitute “non-qualified deferred compensation” subject to Section 409A which are payable upon a Change in Control shall only be paid upon transactions or events which give rise to a “change in ownership or effective control” or a change in the “ownership of a substantial portion of the assets” of the Company under Section 409A, and in the event such transactions or events do not give rise to a “change in ownership or effective control” or a change in the “ownership of a substantial portion of the assets” of the Company, such amounts shall become vested and nonforfeitable but shall be distributed on the otherwise applicable distribution date or event. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A (or an exemption therefrom), including, where applicable, the requirement that (1) any reimbursement is for expenses incurred during your lifetime (or during a shorter period of time specified in this Agreement); (2) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (3) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (4) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. The Company may offset any of your payment obligations under Section 6(h)(2) against any “non-qualified deferred compensation” subject to Section 409A of the Code only to the extent it would not cause such “non-qualified deferred compensation” to violate Section 409A of the Code.

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12.	Effect on Other Agreements

(a) Prior Employment Agreements and Severance Rights. After the term of your employment starts, this Agreement will supersede any earlier employment agreement and any earlier severance or similar rights you may have with GETCO or any of GETCO’s affiliates.

(b) Entire Agreement; No Conflicts. This Agreement is the entire agreement between you and the Company with respect to the relationship contemplated by this Agreement. In entering into this Agreement, no party has relied on or made any representation, warranty, inducement, promise or understanding that is not in this Agreement. You represent and warrant to the Company that your performance of your duties will not conflict with or result in a violation or breach of, or constitute a default under, any contract, agreement or understanding to which you are or were a party or of which you are aware and that there are no restrictions, covenants, agreements or limitations on your right or ability to enter into and perform the terms of this Agreement. The Company represents and warrants to you that: (1) it is fully authorized by action of any person whose action is required to enter into this Agreement and to perform the Company’s obligations under it; (2) the execution, delivery and performance of this Agreement by the Company does not violate any applicable law, regulation, order, judgment or decree or any agreement, arrangement, plan or corporate governance document to which it is a party or by which it is bound; and (3) upon the execution and delivery of this Agreement by the parties hereto, this Agreement shall be a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

13.	Successors

(a) Payments on Your Death or Incapacity. If you die and any amounts become payable under this Agreement, we will pay those amounts to your estate, designated beneficiaries or other legal representative. Upon your death or a judicial determination of your incapacity, references to you shall be deemed, where appropriate, to be references to your beneficiaries, estate or other legal representative(s).

(b) Assignment by You. You may not assign this Agreement without the Company’s consent; provided, however, that you will be entitled, to the extent permitted under applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit under this Agreement following your death by giving the Company written notice thereto. Also, except as required by law, your right to receive payments or benefits under this Agreement may not be subject to execution, attachment, levy or similar process. Any attempt to effect any of the preceding in violation of this Section 13(b), whether voluntary or involuntary, will be void.

(c) Assumption by Any Surviving Company. Before the effectiveness of any Change in Control, the Company will cause (1) the surviving company to unconditionally assume this Agreement in writing and (2) a copy of the assumption to be provided to you. After the Change in Control, the surviving company will be treated for all purposes as the Company under this Agreement.

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14.	Disputes

(a) Mandatory Arbitration. Subject to the provisions of this Section 14, any dispute involving your employment or this Agreement will be finally settled by binding arbitration in the County of New York administered by the American Arbitration Association, the FINRA, JAMS/Endispute, or any other similar association mutually agreed to by the Company and you. The award of the arbitrators shall be final and binding and judgment upon the award may be entered in any court having jurisdiction thereof. This procedure shall be the exclusive means of settling any disputes that may arise under this Agreement. All fees and expenses of the arbitrators and all other expenses of the arbitration, except for attorneys’ fees and witness expenses, shall be borne by the Company if you prevail. Each party shall bear its own witness expenses and attorneys’ fees; provided that if you prevail on any material issue (as determined by the arbitrators), the Company shall reimburse you for attorney’s fees incurred in connection with such claim.

(b) Limitation on Damages. You and the Group agree that there will be no punitive damages payable as a result of any dispute involving your employment or this Agreement and agree not to request punitive damages.

(c) Injunctions and Enforcement of Arbitration Awards. You or the Group may bring an action or special proceeding in a state or federal court of competent jurisdiction sitting in the County of New York to enforce any arbitration award under Section 14(a). Also, the Group may bring such an action or proceeding, in addition to its rights under Section 14(a) and whether or not an arbitration proceeding has been or is ever initiated, to temporarily, preliminarily or permanently enforce any part of Sections 7 and 8. You agree that (1) your violating any part of Sections 7 and 8 would cause damage to the Group that cannot be measured or repaired, (2) the Group therefore is entitled to an injunction, restraining order or other equitable relief restraining any actual or threatened violation of those Sections, (3) no bond will need to be posted for the Group to receive such an injunction, order or other relief, and (4) no proof will be required that monetary damages for violations of those Sections would be difficult to calculate and that remedies at law would be inadequate.

(d) Waiver of Jury Trial. To the extent permitted by law, you and the Group waive any and all rights to a jury trial with respect to any dispute involving your employment or this Agreement.

(e) Governing Law. This Agreement will be governed by and construed in accordance with the law of the State of New York applicable to contracts made and to be performed entirely within that State except as to equity-based awards under any stockholder-approved stock plan, where the governing law provisions contained in such plans shall control.

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15.	General Provisions

(a) Construction. References (A) to Sections are to sections of this Agreement unless otherwise stated; (B) to any contract (including this Agreement) are to the contract as amended, modified, supplemented or replaced from time to time; (C) to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and to any section of any statute, rule or regulation include any successor to the section; (D) to any governmental authority include any successor to the governmental authority; (E) to any plan include any programs, practices and policies; (F) to any entity include any corporation, limited liability company, partnership, association, business trust and similar organization and include any governmental authority; and (G) to any affiliate of any entity are to any person or other entity directly or indirectly controlling, controlled by or under common control with the first entity.

(1) The various headings in this Agreement are for convenience of reference only and in no way define, limit or describe the scope or intent of any provisions or Sections of this Agreement.

(2) Unless the context requires otherwise, (A) words describing the singular number include the plural and vice versa, (B) words denoting any gender include all genders and (C) the words “include”, “includes” and “including” will be deemed to be followed by the words “without limitation.”

(3) It is your and the Group’s intention that this Agreement not be construed more strictly with regard to you or the Group.

(b) Withholding. You and the Group will treat all payments to you under this Agreement as compensation for services. Accordingly, the Group may withhold from any payment any taxes that are required to be withheld under any law, rule or regulation.

(c) Severability. If any provision of this Agreement is found by any court of competent jurisdiction (or legally empowered agency) to be illegal, invalid or unenforceable for any reason, then (1) the provision will be amended automatically to the minimum extent necessary to cure the illegality or invalidity and permit enforcement and (2) the remainder of this Agreement will not be affected. In particular, if any provision of Section 8 is so found to violate law or be unenforceable because it applies for longer than a maximum permitted period or to greater than a maximum permitted area, it will be automatically amended to apply for the maximum permitted period and maximum permitted area.

(d) Survival. The end of your employment or of this Agreement (or breach of this Agreement by you or the Company) shall have no effect on the continuing operation of Sections 7, 8, 9, 13(a), 13(b) and 14. Accordingly, and without

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limitation, the restrictions of Section 8 will apply to any termination of your employment, even if such termination occurs after the expiration of your Scheduled Term.

(e) Notices. All notices, requests, demands and other communications under this Agreement must be in writing and will be deemed given (1) on the business day sent, when delivered by hand or facsimile transmission (with confirmation) during normal business hours, (2) on the business day after the business day sent, if delivered by a nationally recognized overnight courier or (3) on the third business day after the business day sent if delivered by registered or certified mail, return receipt requested, in each case to the following address or number (or to such other addresses or numbers as may be specified by notice that conforms to this Section 15(e)):

If to you, to the address stated in your Schedule.

If to the Company or any other member of the Group, to:

KCG Holdings, Inc.

545 Washington Boulevard

Jersey City, New Jersey 07310

Attention:	General Counsel
Telephone:	(201) 222-9400

with a copy to:

Sullivan & Cromwell

125 Broad Street

New York, New York 10004

Attention:	Marc Trevino
Facsimile:	(212) 558-3588
Telephone:	(212) 558-4000

(f) Consideration. You and the Company acknowledge the receipt and sufficiency of the consideration to this Agreement and intend this Agreement to be legally binding.

(g) Amendments and Waivers. Any provision of this Agreement may be amended or waived but only if the amendment or waiver is in a writing that expressly refers to the provision of this Agreement that is being amended or waived, and that is signed, in the case of an amendment, by you and the Company or, in the case of a waiver, by the party that would have benefited from the provision waived. Except as this Agreement otherwise provides, no failure or delay by you or the Company to exercise any right or remedy under this Agreement will operate as a waiver, and no partial exercise of any right or remedy will preclude any further exercise. In the event of any inconsistency between any provision of this Agreement and any provision of any applicable Company equity plan or award agreement, the provisions of this Agreement will control to the extent more favorable to you.

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(h) Third Party Beneficiaries. Subject to Section 13, this Agreement will be binding on, inure to the benefit of and be enforceable by the parties and their respective heirs, personal representatives, successors and assigns. This Agreement does not confer any rights, remedies, obligations or liabilities to any entity or person other than you and the Company and your and the Company’s permitted successors and assigns, although (1) this Agreement will inure to the benefit of the Company and (2) Section 13(a) will inure to the benefit of the most recent persons named in a notice under Section 13(b).

(i) No Other Restrictions; No Offset. There shall be no contractual, or similar, restrictions on your right to terminate your employment with the Group, or on your post-employment activities, except as expressly set forth in this Agreement. You have no obligation to seek other employment or otherwise mitigate the Company’s obligations under this Agreement, and the Company will not offset or reduce your entitlements under this Agreement for subsequent employment.

(j) Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one agreement, and shall become a binding agreement when one or more counterparts have been signed by each party and delivered to the other party. Delivery of an executed counterpart by facsimile or “pdf” shall be sufficient.

Very truly yours,

KCG HOLDINGS, INC.

By:	/s/ John McCarthy
	Name:	John McCarthy
	Title:	General Counsel and Secretary

Agreed to and Accepted on July 1, 2013:

By:	/s/ Daniel Coleman
Daniel Coleman

[Signature Page to Employment Agreement]

ATTACHMENT A

Form of General Release of Claims

Consistent with Section 6(h) of the letter agreement dated July 1, 2013 (the “Employment Agreement”) between me and KCG Holdings, Inc. (“Company”), and in consideration for and as a condition of my receipt of certain payments set forth in the Employment Agreement, as applicable, I, for myself, my attorneys, heirs, executors, administrators, successors, and assigns, do hereby fully and forever release and discharge the Company, GETCO Holding Company, LLC (“GETCO”), Knight Capital Group, Inc. and their respective current and former parents and affiliated companies, as well as its and their successors, assigns, and current and former members, managers, stockholders, directors, officers, partners, agents, employees, attorneys, and administrators, from all lawsuits, causes of action, claims, demands and entitlements of any nature whatsoever, whether known, unknown, or unforeseen, which I have or may have against any of them arising out of or in connection with: (1) my employment with the Company and GETCO, (2) my separation from employment with the Company, (3) the Employment Agreement and/or any other agreement between me and the Company (except for obligations in such agreements that survive my separation from employment), or (4) any event, fact, transaction, or matter occurring or existing on or before the date of my signing of this General Release; provided, however, that I am not releasing any claims for indemnification, claims arising from my ownership of equity interests in the Company, claims for benefits and reimbursements in accordance with the terms of the Company’s benefit plans and arrangements, or claims that may not be released as a matter of law. I agree not to file or otherwise institute any claim, demand or lawsuit seeking damages or other relief and not to otherwise assert any claims or demands that are lawfully released herein. I further hereby irrevocably and unconditionally waive any and all rights to recover any relief or damages concerning the lawsuits, claims, demands, or actions that are lawfully released herein. I represent and warrant that I have not previously filed or joined in any such lawsuits, claims, demands, or actions against any of the persons or entities released herein and that I will indemnify and hold them harmless from all liabilities, claims, demands, costs, expenses and/or attorneys’ fees incurred by them as a result of any such lawsuits, claims, demands, or actions.

This General Release specifically includes, but is not limited to, all released claims (as described above) with respect to breach of contract, employment discrimination (including any alleged violation of any federal, state or local statute or ordinance, any claims coming within the scope of Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, the Americans with Disabilities Act, and the Family and Medical Leave Act, all as amended, or any other applicable federal, state, or local law), claims under the Employee Retirement Income Security Act, as amended, claims under the Fair Labor Standards Act, as amended (or any other applicable federal, state or local statute relating to payment of wages), claims concerning recruitment, hiring, termination, salary rate, severance pay, equity, stock options, benefits due, sick leave, life insurance, libel, slander, defamation, intentional or negligent misrepresentation and/or infliction of emotional distress, together with any and all tort or other claims which might have been asserted by me or on my behalf in any lawsuit, charge of discrimination, demand, or claim against any of the persons or entities released herein.

I agree and understand that I am specifically releasing all claims under the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621 et seq., a federal statute that prohibits employers from discriminating against employees who are age 40 or over. I acknowledge that:

(1) I have read and understand this General Release and sign it voluntarily and without coercion;

(2) I have been given an opportunity of twenty-one (21) days to consider this General Release;

(3) I have been encouraged by the Company to discuss fully the terms of this General Release with legal counsel of my own choosing; and

(4) for a period of seven (7) days following my signing of this General Release, I shall have the right to revoke the waiver of claims arising under the Age Discrimination in Employment Act.

If I elect to revoke this General Release within this seven-day period, I must inform the Company by delivering a written notice of revocation to the Company, c/o the General Counsel, no later than 11:59 p.m. on the seventh calendar day after I sign this General Release. I understand that, if I elect to exercise this revocation right, this General Release shall be voided in its entirety at the election of the Company and the Company shall be relieved of all obligations to provide the payments set forth in Section 6 of the Employment Agreement that are subject to my executing, and not revoking, this General Release. I further understand that such payments will not begin to be provided unless and until the revocation period expires without my exercising the revocation right. I may, if I wish, elect to sign this General Release prior to the expiration of the 21-day consideration period, and I agree that if I elect to do so, my election is made freely and voluntarily and after having an opportunity to consult counsel.

AGREED:

Daniel B. Coleman

Date:

Terms Schedule to Employment Agreement

Name	Daniel B. Coleman

Scheduled Term	The third anniversary of the date of the effectiveness of the merger provided for in the Merger Agreement

Positions; Reporting

Chief Executive Officer of the Company

The Board will continue throughout the Scheduled Term to nominate you to serve as a member of the Board (unless your service on the Board is not permitted under applicable law, regulation or listing standards).

You will also be employed as a senior executive officer of such other members of the Group as designated by the Board and approved by the board of directors of such subsidiaries without additional compensation.

You will report directly and only to the Board.

Starting Salary	$1,000,000

Annual Incentive

2013 Fiscal Year Annual Incentive:

•      Amount:

•      Target: $5,000,000

•      Maximum: $9,000,000

•      Threshold: $2,000,000

•      Minimum: $1,000,000

•      Determination:

•      50% will be based on the achievement of performance goals; provided that such amount may not be more than $5,000,000

•      50% will be determined by the Board, in its discretion; provided that such amount may not be less than $1,000,000 nor more than $4,000,000

•      Form:

•      20% will be paid in cash (your “2013 Cash Annual Incentive”)

•      80% will be paid in restricted stock units over Company common stock (your “2013 Equity Annual Incentive”)

•      Adjustment:

•      Your 2013 Cash Annual Incentive will be reduced by an amount equal to the semi-annual incentive relating to the first half of fiscal year 2013, if any, that you receive from GETCO (your “GETCO H1 2013 Annual

Incentive”). To the extent your GETCO H1 2013 Annual Incentive exceeds your 2013 Cash Annual Incentive, your 2013 Equity Annual Incentive will be reduced by an amount equal to such excess.

Post-2013 Fiscal Year Annual Incentives during Scheduled Term:

•      Annual Amount:

•      Target: $5,000,000

•      Maximum: $9,500,000

•      Threshold: $2,000,000

•      Minimum: $0 (no guarantee)

•      Determination:

•      75% will be based on the achievement of performance goals; provided that such amount may not be more than $7,500,000

•      25% will be determined by the Board, in its discretion; provided that such amount may not be more than $2,000,000

•      Form:

•      20% will be paid in cash

•      80% will be paid in restricted stock units over Company common stock

Annual Incentive Equity	Your Annual Incentive Equity during the Scheduled Term will vest in three equal annual installments on each of the first three anniversaries of the date of grant if you remain employed with the Company through such dates, subject to the terms of Section 6 of the Agreement, the terms of the Company equity plan under which it is granted and the terms of your award agreement. The form of award agreement for your 2013 Annual Incentive Equity shall be substantially in the form provided to your attorney.

Performance Options

•      Number of Options: 1,700,000 options over Company common stock

•      Exercise Price: The greater of the fair market value of a share of Company common stock on the date of grant (as determined in accordance with the terms of Company equity plan under which it is granted) or $11.25

•      Term: 5 years from the date of grant

•      Vesting: Your Performance Options will vest in three equal annual installments on each of the first three anniversaries of the date of grant if you remain employed with the Company through such dates, subject to the terms of Section 6 of the Agreement, the terms of the Company equity plan under which it is granted and the terms of your award agreement. For the avoidance of doubt, you will not be eligible for retirement treatment with respect to your Performance Options. The form of award agreement for your Performance Options shall be substantially in the form provided to your attorney.

Performance Stock Appreciation Rights

•      Number of Performance Stock Appreciation Rights: 1,700,000 stock appreciation rights over Company common stock

•      Exercise Price: The greater of the fair market value of a share of Company common stock on the date of grant (as determined in accordance with the terms of the Company equity plan under which it is granted) or $22.50

•      Term: 5 years from the date of grant

•      Vesting: Your Performance Stock Appreciation Rights will vest in three equal annual installments on each of the first three anniversaries of the date of grant if you remain employed with the Company through such dates, subject to the terms of Section 6 of the Agreement, the terms of the Company equity plan under which it is granted and the terms of your award agreement. For the avoidance of doubt, you will not be eligible for retirement treatment with respect to your Performance Stock Appreciation Rights. The form of award agreement for your Performance Stock Appreciation Rights shall be substantially in the form provided to your attorney.

Additional Benefits

During your employment, you will be entitled to access to a car and driver for business travel purposes in New York City.

During your Scheduled Term and for six (6) years thereafter, you shall be entitled to officers’ and directors’ liability insurance coverage that is at least as favorable as that provided to other senior executives of the Company.

Cause	To terminate your employment for “Cause”, at least seventy-five percent of the members of the Board (rounded up to the nearest whole director) must, at a meeting of the Board called and held for such purpose, after reasonable notice has been provided to you and you have, together with counsel, had an opportunity to be heard before the Board, approve, in writing, that Cause occurred and that your employment should be terminated for Cause.

Only the Board may place you on paid leave for up to 60 consecutive days while it is determining whether there is a basis to terminate your employment for Cause.

Additional Benefits upon a Termination without Cause or with Good Reason	If, during your Scheduled Term, the Company terminates your employment without Cause or you terminate your employment with Good Reason, subject to Section 6(h), your Performance Options and Performance Stock Appreciation Rights will continue to vest and become exercisable on the vesting dates specified in your award agreement and will remain exercisable until they expire (as if your employment had continued).

Additional Benefits upon a Termination without Good Reason	If, during or after your Scheduled Term, you terminate your employment without Good Reason, subject to Section 6(h), (1) your Annual Incentive Equity earned with respect to service during the Scheduled Term will continue to vest on the vesting dates specified in the applicable award agreement (as if your employment had continued) (provided that, if such Annual Incentive Equity is in the form of options or stock appreciation rights, they will remain exercisable for 90 days after vesting); and (2) your vested Performance Options and vested Performance Stock Appreciation Rights will remain exercisable for three months following your termination.

Other Termination Benefits	If, after your Scheduled Term, the Company terminates your employment without Cause or you terminate your employment with Good Reason, (1) the Company will pay your Accrued Compensation; (2) the Company will pay your Earned Annual Incentive; (3) subject to Section 6(h), your Annual Incentive Equity earned with respect to service during the Scheduled Term will continue to vest on the vesting dates specified in your award agreement (as if your employment had continued) (provided that, if such Annual Incentive Equity is in the form of options or stock appreciation rights, they will remain exercisable for 90 days after vesting) and (4) subject to Section 6(h), your Performance Options and Performance Stock Appreciation Rights will remain exercisable until they expire (as if your employment had continued).

Non-Competition	You may hold up to 10% of the ordinary investor equity of bona fide, third-party investment funds that may own an interest in a Competitive Enterprise without such investment being considered a breach of Section 8(c), so long as such interest is for investment purposes only and your involvement is strictly limited to being a passive investor.

Non-Competition Period	The Non-Competition Period will be 12 months after the end of your employment for any reason; provided, however, that the Non-Competition Period will be reduced to 6 months after a termination without Cause or termination for Good Reason following a Change in Control.

Notwithstanding the preceding, the continued vesting of your Performance Options and Performance Stock Appreciation Rights after a termination without Cause or termination for Good Reason that occurs before a Change in Control is conditioned upon your compliance with Section 8(c) of the Agreement until the end of the term of the Performance Options and Performance Stock Appreciation Rights. If you fail to comply with Section 8(c) of the Agreement from the end of the Non-Competition Period until the end of the term of the Performance Options and Performance Stock Appreciation Rights, you will forfeit all Performance Options (whether vested or unvested) and all Performance Stock Appreciation Rights (whether vested or unvested), in each case, that have not been exercised at the time of such failure.

Non-Solicitation Period

The Non-Solicitation Period will be 36 months after the end of your employment for any reason; provided, however, that the Non-Solicitation Period will be reduced to 6 months after a termination without Cause or termination for Good Reason following a Change in Control.

Notwithstanding the preceding, the continued vesting of your Performance Options and Performance Stock Appreciation Rights after a termination without Cause or termination for Good Reason that occurs before a Change in Control is conditioned upon your compliance with Section 8(d) of the Agreement until the end of the term of the Performance Options and the Performance Stock Appreciation Rights. If you fail to comply with Section 8(d) of the Agreement from the end of the Non-Solicitation Period until the end of the term of the Performance Options and Performance Stock Appreciation Rights, you will forfeit all Performance Options (whether vested or unvested) and all Performance Stock Appreciation Rights (whether vested or unvested), in each case, that have not been exercised at the time of such failure.

Non-Compete/Non-Solicit Payments	If either (1) during or after your Scheduled Term, the Company terminates your employment without Cause or you terminate your employment with Good Reason or, after your Scheduled Term, you resign without Good Reason, or (2) during your Scheduled Term, you resign without Good Reason and the Company elects to have you comply with Section 8(c) and Section 8(d) of the Agreement, subject to your execution of the Release in accordance with Section 6(h)(1) of the Agreement, at the end of each month during the Non-Competition Period, the Company will pay you a monthly non-compete/non-solicit payment equal to $2,000,000 divided by the number of months in the Non-Competition Period (the “Non-Compete/Non-Solicit Payments”). If you fail to comply with Section 8(c) until the end of the Non-Competition Period or Section 8(d) until the end of the Non-Solicitation Period, other than any isolated, insubstantial and inadvertent failure that is not in bad faith, you will repay to the Group any paid Non-Compete/Non-Solicit Payments and forfeit any unpaid Non-Compete/Non-Solicit Payments. For the avoidance of doubt, if the Company does not elect, pursuant to clause (2) of the first sentence of this section to make the Non-Compete/Non-Solicit Payments, (i) you will not be obligated to comply with Section 8(c) or Section 8(d) of the Agreement after your employment with the Company and (ii) the benefits referred to in the section entitled “Additional Benefits upon a Termination without Good Reason” will not be subject to your complying with Section 8(c) and Section 8(d) of the Agreement.

Assignment by Company	The Company may not assign this Agreement unless the assignor expressly assumes the liabilities, obligations and duties of the Company as set forth in this Agreement and any parent of such assignor agrees to guarantee any such liabilities.

Address	•